Exhibit 99.1

Altair Nanotechnologies Reports First Quarter 2011 Financial Results

RENO, Nev. – May 5, 2011 – Altair Nanotechnologies Inc. (Altairnano) (Nasdaq: ALTI), a provider of advanced lithium-ion battery technologies and systems, today reported financial results for the first quarter ended March 31, 2011.

Financial Highlights for the first quarter of 2011 compared to 2010

▪	Revenues increased 114 percent to $2.6 million.
▪	Gross margin of $(0.2) million compared to $0.3 million.
▪	Operating expenses of $5.7 million compared to $6.4 million.
▪	Net loss of $5.9 million compared to $6.1 million.
▪	Net cash burn excluding the sale of new common shares of $4.7 million compared to $5.8 million.

Recent Highlights

▪	Activities are proceeding for the anticipated May 17, 2011 investment close from Canon Investment Holdings in the amount of $57.6 million.
▪	On March 30, 2011 we completed an interim registered direct financing that netted the Company $5.7 million after all expenses.
▪
On February 9, 2011, we signed a contract for delivery of a turn-key 10 Megawatt ALTI-ESS advanced battery system for frequency control with Inversiones Energéticas, S.A. de C.V. (INE), one of El Salvador’s largest electric generation utilities.  Subsequently, on April 15, 2011, INE informed us that due to unresolved regulatory issues they were cancelling that contract.

▪
On January 27, 2011, we announced the award of a firm contract with the University of Hawaii – Hawaii Natural Energy Institute (HNEI) to supply a one-megawatt ALTI-ESS energy storage system to test and evaluate the efficacy of its use in wind energy integration in the electric grid.  The system will be installed at the Hawi Wind Farm on the island of Hawaii and connected to the HELCO utility grid.

▪
We continued a reduced delivery of battery modules under the long-term Proterra contract announced last year, and are working closely with them to adjust our manufacture and delivery schedule for the balance of the year as they address their near-term financial challenges.

For the first quarter of 2011, Altairnano reported a 114 percent increase in revenues to $2.6 million, up $1.4 million from the first quarter of 2010.  Customer caused delays in first quarter shipments of lithium titanate to Zhuhai YinTong Energy (YTE) and of battery modules to Proterra, our largest customer in the transportation market, negatively impacted revenues. Without these delays first quarter results would have been considerably higher.

The net loss was $5.9 million, or $0.22 per share, compared to a net loss of $6.1 million, or $0.24 per share, for the first quarter of 2010.  The basic and diluted weighted average shares outstanding for the quarter were 26.8 million, compared to 26.3 million for the same period in 2010.

 “The first quarter was a challenging period, however, we did make progress in many areas,” said Dr. Terry Copeland, Altairnano’s president and chief executive officer. “We successfully completed the announced interim financing and continue moving forward on the Canon investment close scheduled for May 17, 2011.  The loss of the INE contract was frustrating but we continue to feel that Latin America is a viable market for us.”

ALTAIR NANOTECHNOLOGIES REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

For the quarter, gross margin declined by $0.5 million and operating expenses were lower by 11 percent, falling from $6.4 million in the first quarter of 2010 to $5.7 million for the same period this year. The primary driver for the reduced margin was the lower sales price to YTE in order to facilitate our entry into the China market, while the primary drivers to the lower operating expenses were reductions in R&D, Sales & Marketing and G&A expenses.

Altairnano’s cash and cash equivalents increased by $1.0 million, from $4.7 million at December 31, 2010 to $5.7 million at March 31, 2011. This is primarily due to net cash used in operations of approximately $4.5 million, more than offset by the sale of additional common stock for a net amount of $5.7 million. The bulk of the cash used in operations went to cover normal compensation and non-labor expenses.  Significant additional items adding to our cash balance from operations were a decrease of $1.0 million in product inventories and a decrease of $0.4 million in accounts receivable, largely offset by a decrease of $0.3 million in accounts payable and a decrease of $1.0 million in deferred revenue. Investing activities consisted of the purchase of fixed assets of approximately $0.1 million.  Financing activities of $5.6 million is a result of the money raised from the Company’s March registered direct financing of $5.7 million offset by leasing payments of $0.1 million.

First Quarter 2011 Conference Call
Altairnano will hold a conference call to discuss its first quarter 2011 results on Thursday, May 5, 2011 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 877-303-5858. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

Post call, a phone-based audio replay will be available from 2:00 p.m. EDT, Thursday, May 5, 2011 until Midnight EDT, May 11, 2011.  It can be accessed by dialing +1 706-645-9291 and entering the conference number 59961389. Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information please visit Altairnano at www.altairnano.com.

ALTAIR NANOTECHNOLOGIES REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any the early-stage products of the Company will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected for various reasons, including a buyer’s purchasing of a competing product or a buyer’s absence of capital to purchase products; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product, regulatory restrictions or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; that the proposed financing transaction with Canon Investment Holdings may not close for any of various reasons, including a potential inability of Zhuhai YinTong Energy to integrate our technology into its operations or potential concerns Canon may have about the Company, its products or its revenue potential; and that, due to unexpected expenses not accompanied by offsetting revenue, the Company’s use of cash in its operations may exceed budgeted levels.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of products, securities, testing agreements, and licensing agreements to fund its testing, development and ongoing operations.  These risks and uncertainties include, without limitation, the risk that the remaining differences between the parties cannot be resolved or that various other conditions to the closing of the Canon transaction may not be satisfied and, as a result, the transaction may not close; and that if it does close significant cultural and business differences may make it difficult to realize the anticipated benefits.  In addition, other risks are identified in the Company's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Company expectations or results or any change in events.

For Additional Information:

Institutional Investors:
Until May 31, 2011
Brion D. Tanous
Principal
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
(310) 541-6824
therbert@cleantech-ir.com

Beginning June 1, 2011
Casey Stegman
Stonegate Securities, Inc.
(214) 987-4121
casey@stonegateinc.com

Tables Follow

ALTAIR NANOTECHNOLOGIES REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares)
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$5,714	$4,695
Accounts receivable, net	941	1,318
Product inventories	5,919	6,825
Prepaid expenses and other current assets	2,157	2,269
Total current assets	14,731	15,107

Property, plant and equipment, net	8,396	8,727

Patents, net	407	426

Total Assets	$23,534	$24,260

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable	$2,661	$2,873
Accrued salaries and benefits	1,271	743
Accrued warranty	219	211
Accrued liabilities	431	387
Deferred revenues	1,518	2,516
Warrant liabilities	1,928	-
Current portion of long-term debt	98	216
Total current liabilities	8,126	6,946

Long Term Liabilities
Long-term debt, less current portion	11	16
Total long term liabilities	11	16

Total Liabilities	8,137	6,962

Stockholders' equity
Common stock, no par value, unlimited shares authorized;
30,615,680 and 27,015,680 shares issued and outstanding at March 31, 2011 and December 31, 2010	193,373	189,491
Additional paid in capital	12,425	12,297
Accumulated deficit	(190,401)	(184,490)
Total Stockholders' Equity	15,397	17,298

Total Liabilities and Stockholders' Equity	$23,534	$24,260

ALTAIR NANOTECHNOLOGIES REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2011	2010
Revenues
Product sales	$2,366	$75
License fees	60	-
Commercial collaborations	2	294
Contracts and grants	123	823
Total revenues	2,551	1,192

Cost of goods sold
Product	2,611	53
Commercial collaborations	-	178
Contracts and grants	128	611
Warranty and inventory reserves	46	53
Total cost of goods sold	2,785	895

Gross (loss) profit	(234)	297

Operating expenses
Research and development	2,056	2,439
Sales and marketing	1,051	1,185
General and administrative	2,171	2,239
Depreciation and amortization	375	463
Loss on disposal of assets	16	47
Total operating expenses	5,669	6,373
Loss from operations	(5,903)	(6,076)

Other income (expense)
Interest expense	(7)	(8)
Interest income	-	26
Loss on foreign exchange	(1)	-
Total other (expense) income, net	(8)	18
Loss from continuing operations	(5,911)	(6,058)
Loss from discontinued operations	-	(13)
Net loss	(5,911)	(6,071)
Less: Net loss attributable to non-controlling interest	-	4
Net loss attributable to Altair Nanotechnologies Inc.	$(5,911)	$(6,067)

Net loss attributable to Altair Nanotechnologies Inc. shareholders:
Loss from continuing operations	$(5,911)	$(6,058)
Loss from discontinued operations	-	(9)
Net loss	$(5,911)	$(6,067)

Earnings per share attributable to Altair Nanotechnologies Inc. shareholders:
Basic and diluted:
Loss from continuing operations	$(0.22)	$(0.24)
Loss per common share - Basic and diluted	$(0.22)	$(0.24)

Weighted average shares - basic and diluted	26,844,583	26,273,559